Exhibit 99.1



                             Triarc Companies, Inc.
                                                                 280 Park Avenue
                                                              New York, NY 10017
                                                              Tel   212-451-3000



                                                           For Immediate Release
CONTACT:  Anne A. Tarbell
          (212) 451-3030
          www.triarc.com


             TRIARC CONFIRMS NEGOTIATIONS WITH RTM RESTAURANT GROUP
                    CONCERNING COMBINATION OF ARBY'S AND RTM


     New York, NY, January 19, 2005 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) confirmed today that it is engaged in negotiations to combine Triarc's Arby's(R) restaurant business, including its wholly-owned subsidiaries, Arby's, LLC, Arby's Franchise Trust, the franchisor of the Arby's restaurant system, and Sybra, Inc., the operator of approximately 235 Arby's restaurants in the United States, with RTM Restaurant Group, Arby's largest franchisee, with approximately 774 Arby's restaurants in the United States. If consummated, it is expected that Triarc would be the majority owner of the combined entity. It is also anticipated that the combined entity would file a registration statement with the Securities and Exchange Commission ("SEC") for the initial public offering of its common stock, a portion of the proceeds of which would be used to pay a portion of the consideration payable to the owners of RTM in the combination.

     Triarc does not anticipate making any further announcement concerning the possible business combination or the initial public offering until a definitive agreement is reached or negotiations are terminated. There can be no assurance that RTM, its owners or Triarc will enter into definitive agreements or that such a business combination or initial public offering will be completed. A registration statement related to the securities issued in the initial public offering will be filed with the SEC. This press release does not constitute an offer of any securities for sale and no sale can occur prior to the effective time of such registration statement.

     Triarc is a holding company and through its subsidiaries, the franchisor of the Arby's(R) restaurant system and the operator of approximately 235 Arby's restaurants located in the United States. Triarc also owns an approximate 64% capital interest in Deerfield & Company LLC, a Chicago-based alternative asset manager, offering a diverse range of fixed income strategies to institutional investors.
                                      # # #

                                 Notes to Follow

                             Notes To Press Release

1. The combined entity will file a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. SHAREHOLDERS OF RTM RESTAURANT GROUP, INC. ("RTM") ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION.

2. Shareholders of RTM will be able to obtain the document free of charge at the SEC's website (www.sec.gov), or at the SEC's public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, documents filed with the SEC by the combined entity may be obtained free of charge by contacting Triarc Companies, Inc., Attn:
     Investor Relations (tel: 212-451-3000). SHAREHOLDERS OF RTM SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.